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                                 EXHIBIT 10.10.2


                             TOYOTA DEALER AGREEMENT
                               STANDARD PROVISIONS


The Standard Provisions set forth below are expressly incorporated in and made a part of the Toyota Dealer Agreement.

    XIII. SALE OF TOYOTA PRODUCTS TO DEALER

          A.  DEALER'S RIGHT TO PURCHASE TOYOTA PRODUCTS

              DEALER shall have the right to purchase Toyota Products from DISTRIBUTOR subject to the provisions of paragraph XIII(B) herein.

          B.  DISTRIBUTOR'S OBLIGATION TO SELL TOYOTA PRODUCTS

              DISTRIBUTOR agrees to use its best efforts to provide Toyota Products to DEALER in such quantities and types as may be required by DEALER to fulfill its obligations with respect to the sale and servicing of Toyota Products under this Agreement, subject to available supply from IMPORTER, DISTRIBUTOR's marketing requirements, and any change or discontinuance with respect to any Toyota Product.

              DISTRIBUTOR and DEALER recognize that certain Toyota Products may not be available in sufficient supply from time to time because of factors which are beyond the control of DISTRIBUTOR and IMPORTER. Where such a shortage is determined by DISTRIBUTOR to exist, DISTRIBUTOR will endeavor to allocate the affected Toyota Product(s) among its dealers in a fair and equitable manner, which it shall determine in its sole discretion. DISTRIBUTOR agrees to provide DEALER with an explanation of the method used to distribute such products and, upon written request, will advise DEALER of DISTRIBUTOR's total sales of new motor vehicles, by series, in DEALER's region, and to DEALER individually.

          C.  DELIVERY OF TOYOTA PRODUCTS

              1.  Mode and Place of Delivery

                  DISTRIBUTOR shall select the distribution points and the mode of transportation and shall pay carrier(s) for all charges in effecting delivery of Toyota Products to DEALER. DISTRIBUTOR will invoice DEALER for Destination Freight Charges or such functional equivalent as DISTRIBUTOR may in its discretion establish, and DEALER agrees to reimburse DISTRIBUTOR therefor.

              2.  Diversion Charges

                  If DISTRIBUTOR is required to divert any Toyota Product which DEALER has agreed to purchase and which is not cancelled prior to shipment by DISTRIBUTOR, because of DEALER's failure or refusal to accept such product, DEALER agrees to assume responsibility for and pay any charges incurred by DISTRIBUTOR as a result of such diversion. DEALER's responsibility for such charges shall not exceed the charge of returning any such product to the point of original shipment by DISTRIBUTOR plus all charges for demurrage, storage or other charges related to such diversion.

                  DEALER also agrees to assume responsibility for and shall pay any and all charges for demurrage, storage or other charges accruing after arrival of shipment at the distribution point established by DISTRIBUTOR.

              3.  Delay or Failure of Delivery

                  DISTRIBUTOR shall not be liable for delay or failure to deliver Toyota Products which it has previously agreed to deliver, where such delay or failure to deliver is the result of any event beyond the control of DISTRIBUTOR or IMPORTER, including but not limited to any law or regulation of any governmental entity, acts of God, foreign or civil wars, riots, interruptions of navigation, shipwrecks, fires, floods, storms, strikes, lockouts, or other labor troubles, embargoes, blockades, or delay or failure of FACTORY, IMPORTER or other suppliers of DISTRIBUTOR to deliver Toyota Products.

              4.  Damage Claims Against Carriers

                  Upon request by DEALER and as may be mutually agreed upon by the parties, DISTRIBUTOR agrees to assist DEALER in recovery against any carrier for loss or damage to Toyota Products shipped hereunder.

          D.  PRICES AND OTHER TERMS OF SALE

              DISTRIBUTOR shall have the right from time to time to establish and revise prices and other terms for its sales of Toyota Products to DEALER. Revised prices, terms or provisions shall apply to any Toyota Product not shipped by DISTRIBUTOR at the time the notice of such change is given to DEALER (in the case of Toyota Motor Vehicles) or upon issuance of a new or modified parts price list or through change notices, letters, bulletins or revision sheets (in the case of parts, options and accessories).

          E.  CHANGE OF DESIGN, OPTIONS OR SPECIFICATIONS

              DEALER understands and agrees that there may be changes in the design or specifications of any Toyota Product or in the availability of options in any Toyota Product and that DISTRIBUTOR is under no obligation to provide notice of same or to make any similar change upon any product previously purchased by or shipped to DEALER. No change shall be considered a model year change unless so specified by FACTORY.
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          F.  DISCONTINUANCE OF MANUFACTURE

              The manufacture and production of all or part of any Toyota Product, whether motor vehicle, parts, options, or accessories, including any model, series, or body style of any Toyota Motor Vehicle, may be discontinued at any time without any obligation or liability to DEALER on the part of FACTORY, IMPORTER, or DISTRIBUTOR by reason thereof.

     XIV. PROMOTING AND SELLING TOYOTA PRODUCTS

          A.  RESPONSIBILITIES OF THE DEALER

              DEALER shall actively and effectively promote, through DEALER's own advertising and sales promotion activities, the purchase of Toyota Products by CUSTOMERS in DEALER's primary area of responsibility. Nothing contained in this Agreement, however, shall limit or be construed to limit the geographical area in which, or the persons to whom, DEALER may sell or promote the sale of Toyota Products.

              The primary area of responsibility is a geographic area which DISTRIBUTOR shall designate from time to time and is solely a tool used by DISTRIBUTOR to evaluate DEALER's performance of its sales and service obligations hereunder.

              DEALER agrees that: it has no right or interest in any primary area of responsibility that DISTRIBUTOR may designate; DISTRIBUTOR may add new dealers to, or relocate dealers in, the primary area of responsibility designated for DEALER; and DISTRIBUTOR may, in its sole discretion, change DEALER's primary area of responsibility from time to time.

          B.  SALES OPERATIONS

              1.  Sales Organization

                  To enable DEALER to fulfill it responsibilities satisfactorily under paragraph XIV(A) of this section, DEALER agrees to organize and maintain an adequate and trained sales organization.

              2.  Fair Dealing

                  DISTRIBUTOR has selected DEALER because of its integrity and commitment to fair dealing. DEALER shall at all times maintain a high standard of ethics in advertising, promoting and selling Toyota Products and shall not engage in any misrepresentation or unfair or deceptive trade practices.

              3.  Disclosure as to Prices of Toyota Products

                  DEALER agrees to explain to purchasers of Toyota Products the items which make up the purchase price and to give such purchasers itemized invoices and any other information required by law. DEALER further agrees that it will not make any misleading statements or misrepresentations as to the items which make up the total selling price of any Toyota Motor Vehicle, or as to the prices related to such items. DEALER also agrees not to charge CUSTOMERS for any services for which the DEALER is reimbursed by DISTRIBUTOR and/or IMPORTER, including pre-delivery inspection and adjustment services, without disclosing the fact of such reimbursement to the CUSTOMER.

              4.  Product Warranties

                  DEALER understands and agrees that the only warranties of FACTORY, IMPORTER or DISTRIBUTOR that shall be applicable to each new Toyota Product sold to DEALER by DISTRIBUTOR shall be the written warranty or warranties expressly furnished by FACTORY, IMPORTER or DISTRIBUTOR and/or as stated in the Toyota Warranty Policies and Procedures Manual, as it may be revised from time to time. Except for its limited liability under such written warranty or warranties, neither FACTORY, IMPORTER nor DISTRIBUTOR assumes any other warranty, obligation or liability. DEALER is not authorized to assume any additional warranty obligations or liabilities on behalf of DISTRIBUTOR, FACTORY or IMPORTER. Any such additional obligations assumed by DEALER shall be solely the responsibility of DEALER.

              5.  Disclosure Regarding Dealer Installed Items

                  DEALER recognizes that its CUSTOMERS have a right to expect that any product that they purchase from DEALER meets the high quality standards associated with DISTRIBUTOR, IMPORTER, FACTORY, the Toyota Marks and Toyota Products in general. Accordingly, DEALER agrees that, if it sells any equipment, part or accessory that is not a Genuine Toyota part or accessory, it shall disclose such fact to the CUSTOMER and shall advise the CUSTOMER that the item is not included in warranties furnished by IMPORTER or FACTORY. In all cases, the purchaser's contract of purchase and sale will include written notice of such disclosure. In addition, DEALER will clearly explain to the CUSTOMER the extent of any warranty covering the equipment, part or accessory involved and will deliver a copy of such warranty to the CUSTOMER.

          C.  ASSISTANCE PROVIDED BY DISTRIBUTOR

              1.  Sales Training Assistance

                  To assist DEALER in the fulfillment of its sales responsibilities under this Agreement, DISTRIBUTOR agrees to offer general and specialized sales management and sales training programs for the benefit and use of DEALER's sales organization. When requested by DISTRIBUTOR, DEALER's personnel shall participate in such programs.

              2.  Sales Promotion Assistance

                  In order that authorized Toyota dealers may be assured of the benefits of comprehensive advertising and promotion of Toyota Products,

                  DISTRIBUTOR agrees to establish and
                  maintain general advertising and promotion programs and will from time to time make sales promotion and campaign materials available to DEALER to promote the sales of such Toyota Products at a reasonable charge where applicable.

              3.  Field Sales Personnel Assistance

                  To assist DEALER in handling its sales responsibilities under this Agreement, DISTRIBUTOR agrees to provide trained field sales personnel to advise and counsel DEALER on sales-related subjects, including merchandising, training and sales management.

          D.  EVALUATION OF DEALER'S SALES PERFORMANCE

              DISTRIBUTOR will evaluate DEALER's sales performance within DEALER's primary area of responsibility on an annual basis. DISTRIBUTOR agrees to review such evaluations with DEALER and, if requested, to furnish copies thereof, so that DEALER may take prompt action if necessary to improve its sales performance to such levels as DISTRIBUTOR may reasonably require.

              In evaluating DEALER's sales performance, DISTRIBUTOR may, at its discretion, include the following considerations:

              1. Achievement of fair and reasonable sales objectives as DISTRIBUTOR may establish at its discretion;

              2. A comparison of sales and/or registrations of Toyota Motor Vehicles to sales and/or registrations of other line makes:
                  (a) in DEALER's primary area of responsibility; and (b) in DISTRIBUTOR's region or any area thereof as DISTRIBUTOR may reasonably establish;

              3. A comparison of sales and/or registration of Toyota Motor Vehicles to sales and/or registrations of Toyota Motor Vehicles of other Toyota dealers of comparable size which DISTRIBUTOR shall select in its sole discretion;

              4. The trend of DEALER's sales performance over a reasonable period of time;

              5. The manner in which DEALER has conducted its sales operations, including advertising, sales promotions and total CUSTOMER satisfaction;

              6. The availability of new motor vehicles to DEALER from DISTRIBUTOR; and

              7. Significant local conditions that may have affected DEALER's performance.

      XV.  SERVICING TOYOTA MOTOR VEHICLES

          A.  DEALER'S SERVICING OBLIGATIONS

              DEALER and DISTRIBUTOR agree that the future growth of sales of Toyota Motor Vehicles is in part dependent upon CUSTOMER satisfaction with vehicle servicing. DEALER recognizes that DISTRIBUTOR entered into this Agreement with DEALER in reliance upon DEALER's ability and commitment to fair dealing and professional servicing. DEALER agrees, therefore, to take all reasonable steps to provide service and parts for all Toyota Motor Vehicles, regardless of where purchased, and whether or not under warranty; insure that necessary repairs on CUSTOMER vehicles are accurately diagnosed and professionally performed; see that the CUSTOMER is advised and his or her consent is obtained prior to the initiation of any repairs; and, assure that the CUSTOMER is treated courteously and fairly at all times.

              1.  Warranty and Policy Service

                  Warranty and policy service shall be performed in accordance with the Toyota Warranty Policies and Procedures Manual. DISTRIBUTOR agrees to compensate DEALER for all warranty and policy work, including labor and diagnosis, in accordance with procedures and at rates to be announced from time to time by DISTRIBUTOR and in accordance with applicable law. DEALER agrees that such rates shall constitute full and complete payment to DEALER for such work. Both parties agree that warranty and policy service is provided for the benefit of CUSTOMERS and DEALER agrees that the CUSTOMER shall not be obligated to pay any charges for warranty or policy work, except as required by law.

              2.  Changes In Reimbursement Rates

                  DISTRIBUTOR and DEALER recognize that it may be necessary from time to time to adjust the rates at which DEALER is reimbursed for labor and diagnosis in connection with warranty and policy service performed on CUSTOMERS' vehicles. In the event DEALER seeks to readjust such reimbursement rates, DEALER agrees to make the appropriate application to DISTRIBUTOR and to comply with such applicable procedures or policies as may be set forth in the Toyota Warranty Policies and Procedures Manual.

              3.  New Motor Vehicle Pre-delivery Service

                  DEALER agrees that prior to delivery of a new Toyota Motor Vehicle to any purchaser, DEALER shall be responsible for verifying that the pre-delivery service has been performed in accordance with IMPORTER'S Schedule of Operations published in the applicable Technical Services Bulletin. DEALER shall be reimbursed by DISTRIBUTOR for such pre-delivery service at an authorized labor and/or diagnosis rate established by DISTRIBUTOR and according to the pre-delivery service time allowances as established by IMPORTER or as required by law.

              4.  Independent Warranty or Service Contract Protection

                  If DEALER sells warranty or service contract protection for a Toyota Motor Vehicle to its CUSTOMER which is independent of that provided by IMPORTER or FACTORY and which covers a period of time and Toyota Products also covered by the limited warranty provided by IMPORTER or FACTORY:

                  a. At the time of sale, DEALER shall conspicuously disclose in writing upon CUSTOMER's purchase order the extent to which the independent warranty or service contract protection purchased by the CUSTOMER overlaps with that provided by IMPORTER or FACTORY; and

                  b. Whenever a CUSTOMER who purchases such independent warranty or service contract protection seeks service on a Toyota Product during the period of time that such Product is also covered by the limited warranty provided by IMPORTER or FACTORY, DEALER expressly agrees that it will not apply for, and will not be entitled to, reimbursement under such limited warranty unless DEALER advises the CUSTOMER in writing, on all copies of the repair order, that the service was provided pursuant to IMPORTER's limited warranty and not by the independent warranty or service contract protection that the CUSTOMER purchased.

              5.  Use of Parts and Accessories

                  DEALER understands that it has the right to sell, install or use products which are not Genuine Toyota Parts or Accessories.

                  DEALER agrees, however, that its CUSTOMERS have a right to expect that any part or accessory which it sells, installs or uses in the repair or servicing of Toyota Motor Vehicles meets the high quality standards of Genuine Toyota Parts or Accessories. Therefore, in cases where DEALER does not sell, install or use a Genuine Toyota Part or Accessory, DEALER will only utilize such other parts or accessories as:

                  a. Will not adversely affect the mechanical operation of the Toyota Motor Vehicles being serviced or repaired; and

                  b. Are equivalent in quality and design to Genuine Toyota Parts or Accessories.

                      DEALER agrees that it will not represent or offer to sell as new Genuine Toyota Parts or Accessories, any parts or accessories used by it in the repair or servicing of Toyota Motor Vehicles which are not in fact Genuine Toyota Parts or Accessories.

              6.  Disclosures as to Parts and Accessories

                  In order to avoid confusion and to minimize potential CUSTOMER dissatisfaction, in any case where DEALER does not sell, install or use a Genuine Toyota Part or Accessory in connection with the repair or servicing of a CUSTOMER's Toyota Motor Vehicle, and instead sells, installs or uses a non-Genuine Toyota Part or Accessory, it shall disclose such fact to the CUSTOMER and shall advise the CUSTOMER that the item is not included in warranties furnished by IMPORTER or FACTORY. Such disclosure and advice shall be in writing, conspicuous and set forth on CUSTOMER's copy of the service or repair order. In addition, DEALER will clearly explain to the CUSTOMER the extent of any warranty covering the parts or accessories involved and will deliver a copy of such warranty to the CUSTOMER.

              7.  Campaign Inspections and Corrections

                  DEALER agrees to perform campaign inspections and/or corrections for owners and users of all Toyota Products that qualify for such inspections and/or corrections. DEALER further agrees to comply with all of the procedures relating thereto set forth in the Toyota Warranty Policies and Procedures Manual. DISTRIBUTOR agrees to reimburse DEALER for all replacement parts and/or other materials required and used in connection therewith and for labor in accordance with the applicable provisions of the Toyota Warranty Policies and Procedures Manual.

              8.  Compliance With Safety and Emission Control Requirements

                  DEALER agrees to comply with and operate consistently with all applicable provisions of the National Traffic and Motor Vehicle Safety Act of 1966 and the Federal Clean Air Act, as amended, including applicable rules and regulations issued from time to time thereunder, and all other applicable federal, state and local motor vehicle safety and emission control statutes, rules and regulations.

                  In the event that the laws of the state in which DEALER is located require motor vehicle dealers or distributors to install in new or used motor vehicles, prior to the retail sale thereof, any safety devices or other equipment not installed or supplied as standard equipment by FACTORY, IMPORTER or DISTRIBUTOR, then DEALER, prior to its sale of any Toyota Motor Vehicles on which such installations are so required, shall properly install such devices or equipment on such Toyota Motor Vehicles. DEALER shall comply with state and local laws pertaining to installation of such equipment, including, without limitation, the reporting thereof.

                  In the interest of motor vehicle safety and emission control, DISTRIBUTOR agrees to provide to DEALER, and DEALER to DISTRIBUTOR, such information and assistance as may reasonably be requested by the other in connection with the performance of obligations imposed on either party by the National Traffic and Motor Vehicle Safety Act of 1966 and the Federal Clean Air Act, as amended, and the rules and regulations issued thereunder, and all other applicable federal, state and local motor vehicle safety and emission control statutes, rules and regulations.

              9. Compliance With Consumer Protection Statutes, Rules and Regulations

                  Because certain CUSTOMER complaints may have legal significance for or impose liability upon DEALER, DISTRIBUTOR or IMPORTER under various repair or replace, or other consumer protection laws, rules and regulations, DEALER agrees to provide promptly notice of such complaints and take such other steps as DISTRIBUTOR or IMPORTER may reasonably require. DEALER will do nothing to affect adversely DISTRIBUTOR's or IMPORTER's rights under such laws, rules and regulations.

          B.  SERVICE AND PARTS OPERATIONS

              1.  Service and Parts Organization

                  To enable DEALER to fulfill its responsibilities satisfactorily under paragraph XV(A) herein, DEALER agrees to organize and maintain a complete service and parts organization, including a qualified service manager and a qualified parts manager and a sufficient number of competent CUSTOMER relations, service and parts personnel. DEALER further agrees that the foregoing personnel will meet such educational, management and technical training standards as IMPORTER may establish or approve.

              2.  Handling of Service Complaints

                  DEALER recognizes that it is uniquely positioned to convey to purchasers of Toyota Products the concern of DEALER, DISTRIBUTOR, IMPORTER and FACTORY for the CUSTOMER's satisfaction. DEALER, therefore, agrees to acknowledge, investigate and handle all complaints from CUSTOMERS in a manner which will enhance the goodwill of such CUSTOMERS towards DEALER, DISTRIBUTOR, IMPORTER and Toyota Products. Furthermore, DEALER agrees to participate in and cooperate with such dispute resolution procedures as IMPORTER may designate from time to time.

              3.  Service Equipment and Special Tools

                  DEALER agrees to provide and maintain adequate service equipment and such special tools as are specified in IMPORTER's minimum equipment standard listing, as amended from time to time, and maintain same in good repair and proper calibration to enable DEALER to fulfill its service responsibilities under this Agreement.

              4.  Parts Inventory

                  DEALER and DISTRIBUTOR recognize that the owners and users of Toyota Motor Vehicles may reasonably expect that DEALER will have

                  Genuine Toyota Parts or Accessories immediately available for purchase or installation. DEALER, therefore, agrees to carry in stock at all times during the term of this Agreement a complete inventory of Genuine Toyota Parts or Accessories, as listed in DISTRIBUTOR's current inventory guide, to enable DEALER to meet its CUSTOMER's needs and to fulfill its service responsibilities under this Agreement.

          C.  ASSISTANCE PROVIDED BY DISTRIBUTOR

              1.  Service Training Assistance

                  To assist DEALER in the fulfillment of its service and parts responsibilities, DISTRIBUTOR from time to time shall offer general and specialized service and technical training programs and materials. When requested by DISTRIBUTOR, DEALER's personnel shall participate in such programs.

              2.  Service Manuals and Materials

                  DISTRIBUTOR agrees to make available to DEALER, for use by DEALER's service and parts organization, copies of such DEALER service manuals and bulletins, publications and technical data as IMPORTER and DISTRIBUTOR shall deem to be necessary for the needs of DEALER's service organization. DEALER shall have the responsibility of keeping such manuals, publications and data current and available for consultation by its service employees.

              3.  Field Service Personnel Assistance

                  To assist DEALER in handling service responsibilities under this Agreement, DISTRIBUTOR agrees to make available field service personnel who will, from time to time, advise and counsel DEALER on service-related subjects, including product quality, technical adjustment, repair and replacement of product components, customer relations, warranty administration, service and parts merchandising, training and service management.

          D.  EVALUATION OF DEALER'S SERVICE PERFORMANCE

              Because of the importance of DEALER's service performance to the purposes and objectives of this Agreement, DISTRIBUTOR will periodically evaluate DEALER's performance of its responsibilities for service in areas such as consumer satisfaction, service management and operating procedures, personnel, new vehicle pre-delivery service, parts operation, tools and equipment, and service and parts facilities. DISTRIBUTOR agrees to review such evaluations with DEALER, and if requested, to provide a copy thereof, so that DEALER may take prompt action if necessary to improve its service performance to satisfactory levels as DISTRIBUTOR may reasonably require.

     XVI. DEALERSHIP FACILITIES AND LOCATIONS

          A.  RESPONSIBILITIES OF DEALER

              DEALER and DISTRIBUTOR agree that it is important to establish and maintain an effective network of authorized Toyota dealers. Accordingly, DISTRIBUTOR has entered into this Agreement in reliance upon DEALER's representation that it will establish and maintain dealership facilities and operations at the locations identified in paragraph VII that are satisfactory as to space, appearance, amenities, layout, equipment, signage and are otherwise in accordance with IMPORTER'S minimum facilities standards, as amended from time to time.

          B.  OPERATING HOURS

              DEALER recognizes that the transportation, service and maintenance needs of CUSTOMERS served by the DEALER can be met properly only if DEALER keeps its dealership premises open for business during hours which are reasonable and convenient for such CUSTOMERS. Accordingly, DEALER agrees to maintain its respective dealership operations open for business during all days and hours which are customary and lawful for such operations in the community or locality in which DEALER is located and in accordance with industry standards.

          C.  MINIMUM VEHICLE INVENTORIES

              Subject to the ability of DISTRIBUTOR to supply Toyota Motor Vehicles to DEALER, DEALER agrees that it shall, at all times, maintain at least the minimum inventory of Toyota Motor Vehicles as may be established by DISTRIBUTOR from time to time. DEALER also agrees that it shall have available at all times, for purposes of display and demonstration, the number of Toyota Motor Vehicles of the most current models as may be established by DISTRIBUTOR from time to time, and shall, at all times, maintain such Motor Vehicles in showroom ready condition.

          D.  SIGNS

              Subject to applicable governmental ordinances, regulations and statutes, DEALER agrees to erect and maintain, at the dealership location(s), entirely at DEALER's expense standard authorized product and service signs of types recommended by DISTRIBUTOR, as well as such other authorized signs as are necessary to advertise the dealership operations effectively and as recommended by DISTRIBUTOR.

          E.  PLANNING ASSISTANCE FOR DEALERSHIP PREMISES

              To assist DEALER in planning, establishing and maintaining the dealership premises, DISTRIBUTOR will make available to DEALER, upon request, sample copies of building layout plans, facility planning recommendations, and an applicable identification program covering the placement, installation and maintenance of recommended signs. In addition, representatives of DISTRIBUTOR will be available to DEALER from time to time to counsel and advise DEALER and dealership personnel in connection with DEALER's planning and equipping the dealership premises.

          F.  EVALUATION OF DEALERSHIP FACILITIES

              DISTRIBUTOR will periodically evaluate DEALER's performance of its responsibilities under paragraphs VII and XVI herein. In making such evaluations, DISTRIBUTOR will consider: the actual building and land space provided by DEALER for the performance of its responsibilities under this Agreement; compliance with DISTRIBUTOR's current requirements for dealership operations; the appearance, condition, layout and signage of the dealership facilities; and such other factors, if any, as in DISTRIBUTOR's opinion may directly relate to the DEALER's performance of its responsibilities under this Agreement. DISTRIBUTOR will discuss such evaluations with DEALER, and upon request will provide a copy of same, so that the DEALER may take prompt action, if necessary, to comply with IMPORTER's minimum facility standards.

    XVII. CAPITALIZATION REQUIREMENTS

          DEALER recognizes that its ability to conduct operations successfully on a day-to-day basis depends to a great extent upon the net working capital and flooring and lines of credit which DEALER maintains.

          A.  NET WORKING CAPITAL

              The amount and structure of the net working capital required to conduct the business of DEALER properly depends upon many factors, including the nature, size and volume of DEALER's vehicle sales, service and parts operations. Therefore, DEALER agrees to establish and maintain actual net working capital in an amount not less than the minimum net working capital specified in a separate Minimum Net Working Capital Agreement made between DEALER and DISTRIBUTOR and executed by DEALER and DISTRIBUTOR concurrently with this Agreement. If, because of changed conditions, it should become necessary to revise the minimum amount of net working capital deemed to be necessary to conduct DEALER's business properly, DISTRIBUTOR shall have the right to revise DEALER's minimum net working capital requirements to be used in dealership's operations and DEALER agrees to meet the new standard within a reasonable period of time.

          B.  FLOORING AND LINES OF CREDIT

              DEALER recognizes that its ability to fulfill its obligations under this Agreement is dependent upon its maintenance of flooring and lines of credit which are sufficient to sustain its ongoing operations. Accordingly, DEALER agrees, at all times, to obtain, maintain and increase as DISTRIBUTOR may require, adequate flooring and lines of credit from any reputable financial institution or other credit source. Subject to the foregoing obligations, DEALER is free to do its financing business, wholesale or retail or both, with whomever it chooses and to the extent it desires.

   XVIII. ACCOUNTS, RECORDS AND REPORTS

          A.  UNIFORM ACCOUNTING SYSTEM

              DISTRIBUTOR uses the operating information provided by its dealers to develop composite operating statistics which are useful to dealers and to DISTRIBUTOR in assessing DEALER's progress in meeting its obligations hereunder and to provide a basis for recommendations which DISTRIBUTOR may make to DEALER from time to time to assist it in improving its dealership operations. It is necessary, therefore, that authorized dealers provide information which is true and accurate and based upon common accounting principles. Accordingly, DEALER agrees to maintain a uniform accounting system designated by DISTRIBUTOR, and in accordance with the Toyota Accounting Manual, as amended from time to time. In addition, DEALER agrees that it will furnish to DISTRIBUTOR, by the tenth (10th) of each month, in a format prescribed by DISTRIBUTOR, a complete and accurate financial and operating statement covering the preceding month and calendar year-to-date operations and showing the true and accurate condition of DEALER's business. DEALER shall also promptly furnish to DISTRIBUTOR a copy of any adjusted financial or operating statement prepared by or for DEALER.

          B.  SALES REPORTING

              In order to evaluate correctly current market trends and other developments, to provide meaningful advice and recommendations to DEALER, to provide the information necessary for DISTRIBUTOR to evaluate DEALER's sales performance and to enable DISTRIBUTOR to maintain a fair and equitable vehicle distribution system, DISTRIBUTOR requires sales reporting which is true, accurate and up-to-date. Accordingly, DEALER agrees to:

              1. Accurately report to DISTRIBUTOR, with such relevant information as DISTRIBUTOR may reasonably require, the delivery of each new motor vehicle to a purchaser by the end of the day in which the vehicle is delivered to the purchaser thereof; and

              2. Furnish DISTRIBUTOR with such other reports as DISTRIBUTOR may reasonably require from time to time; and

              3. Participate in good faith in any dispute resolution program which DISTRIBUTOR or IMPORTER in its discretion may establish to resolve specific sales reporting and/or sales credit disputes.

          C.  ELECTRONIC DATA PROCESSING REQUIREMENTS

              To facilitate the accurate and prompt reporting of such relevant dealership operational and financial data as DISTRIBUTOR may require, DEALER agrees to install and maintain electronic data processing facilities which are compatible with and which will facilitate the transmission and reception of such data on the computer network utilized by DISTRIBUTOR.

          D.  SALES AND SERVICE RECORDS

              DEALER agrees to keep complete, accurate and current records regarding the sale and servicing of Toyota Products for a minimum of five years, exclusive of any retention period required by any governmental entity. In order that the policies and procedures relating to the application for reimbursement for warranty and policy work may be applied uniformly to all dealers, DEALER agrees to prepare, keep current and retain records in support of requests for reimbursement for warranty and policy work performed by DEALER in accordance with the policies and procedures prescribed in the Toyota Warranty Policies and Procedures Manual and standards established by DISTRIBUTOR consistent with said manual.

          E.  EXAMINATION OF DEALERSHIP ACCOUNTS AND RECORDS

              DEALER agrees that DISTRIBUTOR shall have the right, at all reasonable times and during regular business hours, to inspect the dealership facilities and to examine, audit and to reproduce all records, accounts and all supporting data relating to the sale, sales reporting, service and repair of Toyota Products by DEALER. If requested by DEALER, DISTRIBUTOR agrees to discuss and to provide a copy of the report of the examination or audit of DEALER.

          F.  CONFIDENTIALITY

              DISTRIBUTOR agrees that it shall not provide any data or documents submitted to it by DEALER to any third party, except IMPORTER, unless authorized by DEALER, required by law, or required to generate composite data for analytical purposes.

     XIX. DISPLAY AND USE OF TRADEMARKS, SERVICE MARKS AND TRADE NAMES

          A.  USE BY DEALER

              DISTRIBUTOR grants to DEALER the nonexclusive privilege of displaying or otherwise using the various Toyota Marks, including the name Toyota utilized by IMPORTER and DISTRIBUTOR, in connection with the selling or offering for sale of Toyota Products and the servicing of Toyota Motor Vehicles by DEALER at the location(s) approved herein.

              DEALER agrees, however, that it shall promptly discontinue the display and use of any such Toyota Marks, and shall change the manner in which any Toyota Marks are displayed and used, when for any reason, it is requested to do so by DISTRIBUTOR. DEALER also agrees that it may use the Toyota Marks only at such locations and for such purposes as are approved herein. DEALER further agrees that such Toyota Marks may be used as part of the name under which DEALER's business is conducted only with the prior written approval of DISTRIBUTOR.

          B.  DISCONTINUANCE OF USE

              Upon termination, non-renewal, or expiration of this Agreement, DEALER agrees that it shall immediately:

              1. Discontinue the use of the word Toyota and the Toyota Marks, or any semblance of same, including without limitation, the use of all stationery and other printed material referring in any way to Toyota or bearing any Toyota Mark;

              2. Discontinue any use of the word Toyota or the Toyota Marks, or any semblance of same, as part of its business or corporate name, and file a change or discontinuance of such name with appropriate authorities;

              3. Remove all product signs bearing said word(s) or Toyota Marks at DEALER's sole cost and expense;

              4.  Cease representing itself as an authorized Toyota Dealer;
                  and

              5. Refrain from any action, including without limitation any advertising, stating or implying that it is authorized to sell or distribute Toyota Products.

              In the event DEALER fails to comply with the terms and conditions of this paragraph, DISTRIBUTOR shall have the right to enter upon DEALER's premises and remove, without liability, all such product signs bearing the word Toyota or any Toyota Marks. DEALER agrees that it shall reimburse DISTRIBUTOR for any costs and expenses incurred in connection therewith, including reasonable attorneys fees.

      XX. TERMINATION OF AGREEMENT

          A.  VOLUNTARY TERMINATION

              DEALER may voluntarily terminate this Agreement at any time by written notice to DISTRIBUTOR. Termination shall be effective thirty (30) days after DISTRIBUTOR receives such notice unless otherwise waived in writing by DISTRIBUTOR.

          B.  TERMINATION FOR CAUSE

              1.  Immediate Termination

                  DEALER and DISTRIBUTOR agree that the following conduct is within DEALER's control and is so contrary to the spirit, purposes and objectives of this Agreement as to warrant its immediate termination. Accordingly, DEALER agrees that if it engages in any of the following types of conduct, DISTRIBUTOR shall have the right to terminate this Agreement immediately:

                  a. If dealership is closed for a period of seven (7) consecutive days, except in the event such closure or cessation of operation is caused by some physical event beyond the control of the DEALER, such as strikes, civil war, riots, fires, floods, earthquakes, or other acts of God;

                  b. If DEALER becomes insolvent, or files any petition under any bankruptcy law, or executes an assignment for the benefit of creditors, or appoints a receiver or trustee or another officer having similar powers is appointed for DEALER and is not removed within thirty days from his appointment thereto or there is any levy under attachment or execution or similar process which is not vacated or removed by payment or bonding within ten (10) days;

                  c. If DEALER, or any Owner or officer of DEALER, is convicted of any felony or for any violation of law which in DISTRIBUTOR's opinion tends to adversely affect the ownership, operation, management, reputation, business, or interests of DEALER or DISTRIBUTOR, or to impair the goodwill associated with the Toyota Marks. Such violations of law may include, without limitation, any finding or adjudication by any court of competent jurisdiction or government agency that DEALER has engaged in a misrepresentation or unfair or deceptive trade practice.

                  d. Any misrepresentation to DISTRIBUTOR by DEALER or any DEALER Owner or General Manager in applying for this Agreement or for approval as Owner or General Manager of DEALER;

                  e. Submission by DEALER to DISTRIBUTOR or IMPORTER of false reports, statements or claims for reimbursement, sales incentives, refunds, rebates or credits; submission of false financial information or false sales reporting data; or the making or submission by DEALER of a false report or statement relating to pre-delivery preparation, testing, warranties, servicing, repairing, or maintenance required by DISTRIBUTOR or IMPORTER;

                  f. Failure of DEALER to obtain or maintain any license, or the suspension or revocation of any license, necessary for the conduct by DEALER of its business pursuant to this Agreement;

              2.  Termination Upon Sixty Days Notice

                  DEALER and DISTRIBUTOR agree that the following conduct violates the terms and conditions of this Agreement and, if DEALER engages in such conduct DISTRIBUTOR shall have the right to terminate this Agreement upon sixty days notice:

                  a. Any attempted or actual sale, transfer or assignment by DEALER of this Agreement or any of the rights granted DEALER hereunder, or any attempted or actual transfer, assignment or delegation by DEALER of any of the responsibilities assumed by it under this Agreement without the prior written approval of DISTRIBUTOR;

                  b. Any removal, withdrawal or change, whether voluntary or involuntary, in the General Manager with ownership of DEALER without the prior written approval of DISTRIBUTOR;

                  c. The conduct, directly or indirectly, of any dealership operation at any location other than those specifically approved herein for such operation without the prior written approval of DISTRIBUTOR;

                  d. Failure of DEALER to pay DISTRIBUTOR for any Toyota Products in accordance with the terms and conditions of sale;

                  e. Failure of DEALER to establish or maintain during the existence of this Agreement: required net working capital or adequate flooring and lines of credit;

                  f. Any dispute, disagreement or controversy between or among partners, managers, officers or stockholders of DEALER which, in the reasonable opinion of DISTRIBUTOR, adversely affects the ownership, operation, management, business, reputation or interests of DEALER or DISTRIBUTOR;

                  g. Retention by DEALER of any General Manager, who in DISTRIBUTOR's reasonable opinion is not competent or, if previously approved by DISTRIBUTOR, no longer possesses the requisite qualifications for the position or who has acted in a manner contrary to the continued best interests of both DEALER and DISTRIBUTOR;

                  h. Impairment of the reputation or financial standing of DEALER or any of its management subsequent to the execution of this Agreement;

                  i. Refusal to permit DISTRIBUTOR to examine or audit DEALER's accounts and records as provided herein upon receipt by DEALER from DISTRIBUTOR of written notice requesting such permission or information.

                  j. Failure of DEALER to furnish accurate sales or financial information and related supporting data in a timely fashion; or

                  k. Breach or violation by DEALER of any other term or provision of this Agreement.

              3.  Termination For Failure of Performance

                  If, upon evaluation of DEALER's performance pursuant to paragraphs XIV(D), XV(D) and XVI(F) herein, DISTRIBUTOR concludes that DEALER has failed to perform adequately its sales or service responsibilities or to provide adequate dealership facilities, DISTRIBUTOR shall notify DEALER in writing of such failure(s) and will endeavor to review promptly with DEALER the nature and extent of such failure(s), and will grant DEALER 180 days or such other period as may be required by law to correct such failure(s). If DEALER fails or refuses to correct such failure(s) or has not made substantial progress towards remedying such failure(s) at the expiration of such period, DISTRIBUTOR may terminate this Agreement upon sixty (60) days notice or such other notice as may be required by law.

              4.  Termination of DISTRIBUTOR

                  This Agreement shall terminate upon the effective date of the termination or expiration of DISTRIBUTOR's right to distribute Toyota Products. DEALER understands that IMPORTER has undertaken to assure DEALER that in the event of termination or expiration of DISTRIBUTOR's right to distribute Toyota Products, IMPORTER or its designee will offer DEALER a new agreement of no less than one year's duration containing the terms of the Dealer Agreement then prescribed by IMPORTER and any terms in DEALER's then current agreement relating uniquely to DEALER.

              5.  Termination Upon Death or Incapacity

                  a.  Notice

                      Subject to certain exceptions identified below, DISTRIBUTOR near terminate this Agreement in the event of the death of an Owner or upon the incapacity of any Owner who is also the General Manager identified herein, upon written notice to DEALER and such Owner's legal representative. DISTRIBUTOR shall provide such notices within a reasonable time after Owner's death or incapacity. Termination hereunder shall be effective ninety (90) days from the date of such notice.

                  b.  Succession to Ownership After Death of Owner

                      In the event that Owner's interest in dealership passes directly to any person or persons ("Heirs") who wish to succeed to Owner's interest, then Owner's legal representative must notify DISTRIBUTOR within 90 days of the date of notice of termination hereunder of such person's or persons' intent to succeed Owner. In addition, one of the following conditions must be satisfied:

                      (1) the Owner's legal representative must also request
                          DISTRIBUTOR's approval of one of the Heirs to become the new General Manager; or

                      (2) the General Manager of DEALER identified herein
                          must remain unchanged; or

                      (3) the Owner's legal representative must designate
                          for DISTRIBUTOR's approval a new DEALER General
                          Manager.

                      The effect of such notice from Owner's legal representative shall be to suspend the notice of termination issued hereunder.

                      Upon receipt of such notice, DISTRIBUTOR shall request any person identified by the Owner's legal representative as intending to succeed Owner and the designated candidate for General Manager, if any, to submit an application and to provide all personal and financial information that DISTRIBUTOR may reasonably and customarily require in connection with the review of such applications. All requested information must be provided promptly and in no case later than 30 days after receipt of such request. Upon the submission of all requested information, DISTRIBUTOR agrees to review such application(s) pursuant to the then current criteria generally applied by DISTRIBUTOR in qualifying dealer owners and/or general managers. DISTRIBUTOR shall either approve or disapprove the application(s) within ninety (90) days of full compliance with all of DISTRIBUTOR's requests for information. If DISTRIBUTOR approves the application(s), it shall offer to enter into a new Toyota Dealer Agreement with DEALER or its successor in interest in the form then currently in use, except that Heir(s) and the designated General Manager, if any, shall be identified as the new Owner(s) and/or General Manager. The new agreement shall be for a term of twelve (12) months. In the event that DISTRIBUTOR does not approve of the designated Heir or any other candidate for General Manager, or if the Owner's legal representative withdraws his or her notice of a person or persons to succeed as Owner(s) or if the legal representative, or any proposed Owner-successor or designated candidate for General Manager fails to timely provide the required information, DISTRIBUTOR may reinstate the notice of termination by written notice to Heir.

                  c.  Succession Upon Incapacity of Owner

                      The parties agree that, as used herein, incapacity shall refer to any physical or mental ailment which, in DISTRIBUTOR's opinion, adversely affects Owner's ability to meet his or her obligations under this Agreement. Termination for incapacity shall apply only where the incapacitated owner is also the General Manager identified herein.

                      Prior to the effective date of any notice of termination hereunder, an incapacitated Owner, or his or her legal representative, may propose a new candidate for the position of General Manager to DISTRIBUTOR. Such proposal shall be in writing and shall suspend the pending notice of termination until DISTRIBUTOR advises DEALER of its approval or disapproval of the new candidate. Any such proposed candidate for General Manager must submit all personal and financial information that DISTRIBUTOR may reasonably and customarily require in connection with its review of such applications. All requested information must be provided promptly and in no case later than thirty (30) days after receipt of such request. Upon submission of all requested information, DISTRIBUTOR agrees to review such application pursuant to the then current criteria generally applied by DISTRIBUTOR in qualifying dealer owners and/or general managers. DISTRIBUTOR shall either approve or disapprove the application within ninety (90) days of full compliance with all of DISTRIBUTOR's requests for information. If DISTRIBUTOR approves the application, it shall offer to enter into a new Toyota Dealer Agreement with DEALER or its successor in interest in the form then currently in use, except that the candidate shall be identified as new General Manager. The new agreement shall be for a term of twelve (12) months. In the event that DISTRIBUTOR disapproves such candidate or candidate withdraws his or her application to be General Manager or fails to timely provide the required information, DISTRIBUTOR may reinstate the notice of termination by written notice to the incapacitated Owner or his or her legal representative.

              6.  Approval of Successor Prior to Death or Incapacity of Owner

                  DISTRIBUTOR recognizes that a DEALER Owner may wish to designate a person to succeed himself in case of death or incapacity. Accordingly, Owner may nominate on a form provided by DISTRIBUTOR a candidate to assume ownership and/or management of the dealership upon the death or incapacity of the requesting Owner.

                  As soon as practicable after such nomination, DISTRIBUTOR will request such personal and financial information from Owner and/or candidate as it reasonably and customarily may require in evaluating candidates for ownership and/or management qualifications. Owner agrees that DISTRIBUTOR may apply criteria then currently used by DISTRIBUTOR in qualifying owners and/or general managers of authorized dealers. Upon receipt of all requested information, DISTRIBUTOR shall either approve or disapprove such candidate. If DISTRIBUTOR initially approves the candidate, said approval shall remain in effect for the term of this Agreement. DISTRIBUTOR agrees that DEALER may renominate the candidate after the termination of this Agreement and DISTRIBUTOR will review such nomination: (1) so long as DISTRIBUTOR and DEALER have entered into a new Toyota Dealer Agreement; and (2) the proposed candidate continues to comply with the then current criteria used by DISTRIBUTOR in qualifying such candidates. If DISTRIBUTOR does not initially qualify the candidate, DISTRIBUTOR agrees to review the reason(s) for its decision with Owner. Owner is free at any time to renew its nomination. However, in such instance, the candidate must again qualify pursuant to then current criteria. Owner may, by written notice, withdraw a nomination at any time, even if DISTRIBUTOR previously has qualified said candidate.

                  In any case where Owner designates a successor pursuant to this paragraph and that person is not the same person as the Heir, as defined in paragraph XX(B)(5)(b), then DISTRIBUTOR shall proceed as though Owner had withdrawn his nomination of a successor pursuant to this paragraph.

          C.  NOTICE OF TERMINATION

              Any notice of termination under paragraph XX shall be in writing and shall be mailed to the person(s) designated to receive such notice return receipt requested or shall be delivered in person. Except as otherwise provided in paragraph XX(B)(5), such notice shall be effective on the date of receipt. DISTRIBUTOR need not state all grounds on which it relies in its termination of DEALER. DISTRIBUTOR's failure to refer to additional grounds for termination shall not constitute a waiver of its right to rely upon such grounds.

              If any period of notice of termination required hereunder is less than that required by applicable law, the period of notice required hereunder shall be deemed to be the minimum period required by such laws.

          D.  CONTINUANCE OF BUSINESS RELATIONS

              Upon receipt of any notice of termination or non-renewal, DEALER agrees to conduct itself and its operations until the effective date of termination or nonrenewal in a manner which will not injure the reputation or goodwill of the Toyota Marks or DISTRIBUTOR. The continuance of business relations between DISTRIBUTOR and DEALER or the sale or delivery of Toyota Products to DEALER after termination, expiration or non-renewal of this Agreement shall not be construed as a waiver of the termination or a renewal, extension or continuation of this Agreement.

          E.  REPURCHASE PROVISIONS

              1.  DISTRIBUTOR's Obligations

                  Upon the expiration or prior termination of this Agreement, DISTRIBUTOR shall have the right to cancel any and all shipments of Toyota Products scheduled for delivery to DEALER, and DISTRIBUTOR shall repurchase from DEALER the following:

                  a. New, unused, unmodified and undamaged current model Toyota Motor Vehicles then unsold in DEALER's inventory. The prices of such Motor Vehicles shall be the same as those at which they were originally purchased by DEALER, less all prior refunds or other allowances made by DISTRIBUTOR to DEALER with respect thereto.

                  b. New, unused and undamaged Toyota parts and accessories then unsold in DEALER's inventory which are in good and saleable condition, provided that they are listed in the then current Toyota Dealer Parts Price List. The prices for such parts and accessories shall be the prices last established by DISTRIBUTOR for the sale of identical parts or accessories to dealers in the area in which DEALER is located.

                  c. Tools and equipment recommended by IMPORTER and then owned by DEALER which are especially designed for servicing Toyota Motor Vehicles. The prices for such tools and equipment will be the price paid by DEALER less appropriate depreciation or such other price as the parties may negotiate.

                  d. Signs which DISTRIBUTOR has recommended for identification of DEALER. The price of such signs shall be the price paid by DEALER less appropriate depreciation or such other price as the parties may negotiate.

              2.  Responsibilities of Dealer

                  DISTRIBUTOR's obligations to repurchase the items set forth in paragraph XX(E)(1), are contingent upon DEALER fulfilling its responsibilities as set forth herein.

                  a. Within thirty days after the date of expiration or the effective date of termination of this Agreement DEALER shall deliver or mail to DISTRIBUTOR a detailed inventory of all items referred to in the paragraph XX(E)(1) which it requests DIStRIBUTOR to repurchase and shall certify that such list is true and accurate. In the event that DEALER fails to supply such a list to DISTRIBUTOR within such period, DISTRIBUTOR shall have the right to enter upon DEALER's premises, without liability, for the purpose of compiling such an inventory list and DEALER shall reimburse DISTRIBUTOR for any costs and expenses incurred in connection therewith.

                  b. DEALER shall request repurchase only of those items which were purchased by DEALER from DISTRIBUTOR, unless DISTRIBUTOR agrees otherwise.

                  c. DEALER agrees that products to be repurchased by DISTRIBUTOR from DEALER shall be delivered by DEALER to DISTRIBUTOR's place of business at DEALER's expense.
                      If DEALER fails to do so, DISTRIBUTOR may transfer such products and deduct the cost therefor from the repurchase price.

                  d. DEALER agrees to execute and deliver to DISTRIBUTOR instruments satisfactory to DISTRIBUTOR conveying good and marketable title to the aforesaid property to DISTRIBUTOR. If such property is subject to any lien or charge of any kind, DEALER agrees to procure the discharge in satisfaction thereof prior to the repurchase of such property by DISTRIBUTOR. DEALER further agrees to comply with the requirements of any state or federal laws which relate to the repurchase including bulk sales or transfer laws.

                  e. DEALER agrees that it must remove, at its own expense, all signage including all Toyota marks before it is eligible for payment hereunder.

              3.  Payment by DISTRIBUTOR

                  DISTRIBUTOR will pay DEALER for such items as DEALER may request repurchase and which qualify hereunder as soon as practicable upon DEALER's compliance with the obligations set forth herein and upon computation of any outstanding indebtedness of DEALER to DISTRIBUTOR. DISTRIBUTOR shall have the right to offset from any amounts due to DEALER hereunder the total sum of DEALER's outstanding indebtedness to DISTRIBUTOR.

                  If DEALER disagrees with DISTRIBUTOR's valuation of any item herein, and DEALER and DISTRIBUTOR shall have not resolved their disagreement within sixty (60) days of the effective date of termination or expiration of this Agreement, DISTRIBUTOR shall pay to DEALER the amount to which it reasonably believes DEALER is entitled. DEALER's exclusive remedy to recover any additional sums which it believes is due under this paragraph shall be by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The site of the arbitration shall be the office of the American Arbitration Association in the locality of DISTRIBUTOR's principal place of business or Regional Office.

     XXI. RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE

          A.  RIGHTS GRANTED

              DEALER recognizes the importance of the approved locations to DISTRIBUTOR's authorized dealer network and to the effective sale and servicing of Toyota Products in DEALER's primary area of responsibility. Accordingly, DEALER agrees that in the event that DISTRIBUTOR refuses to approve a transfer or sale of any ownership interest in the dealership, pursuant to paragraph VI, DISTRIBUTOR shall have the right of first refusal or an option to purchase the dealership assets, including any leasehold interest or realty, as provided herein.

         B.   EXERCISE OF DISTRIBUTOR'S RIGHTS

              If DISTRIBUTOR exercises its right of first refusal or option to purchase the dealership, it must advise DEALER in writing of its decision within thirty (30) days of its refusal to approve any sale or transfer pursuant to paragraph VI. DEALER agrees that DISTRIBUTOR shall have the right to assign its right to exercise its option to purchase or right of first refusal to any third party it may select and hereby guarantees the full payment of the purchase price by such assignee.

          C.  THE NATURE OF DISTRIBUTOR'S RIGHTS

              If DISTRIBUTOR has refused to approve the transfer or sale of DEALER's ownership or assets and DEALER has entered into a bona fide arm's length written agreement governing such transfer or sale, DISTRIBUTOR's right under this paragraph shall be a right of first refusal, permitting DISTRIBUTOR to assume the buyer's rights and obligations under such written agreement. The purchase price and other terms of sale shall be those set forth in such agreement and any related documents. DISTRIBUTOR may request and DEALER agrees to provide any and all supporting documents relating to the transfer which DISTRIBUTOR may require to assess the bona fides of the agreement. Refusal to provide such documentation or to state that no such documents exist shall create the presumption that the buy/sell agreement is not a bona fide agreement.

              If DISTRIBUTOR has refused to approve the transfer or sale of DEALER's ownership or assets and DEALER has not entered into a bona fide arm's length written agreement governing such transfer or sale, then DISTRIBUTOR shall have the option to purchase the principal assets of DEALER utilized in the dealership operations, including real estate and/or leasehold interest, and to terminate this Agreement. The purchase price shall be the fair market value as negotiated by the parties. If the parties are unable to reach a negotiated sale in a reasonable time, the price and other terms of sale shall be established exclusively by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The site of the arbitration shall be the office of the American Arbitration Association in the locality of DISTRIBUTOR's principal place of business or Regional Office.

         D.   DEALER'S OBLIGATIONS

              Upon DISTRIBUTOR's exercise of its right or option and tender of the purchase price hereunder, DEALER shall transfer the affected real property by warranty deed conveying marketable title free and clear of all liens, claims, mortgages, encumbrances, tenancies and occupancies. The warranty deed shall be in proper form for recording and DEALER shall deliver complete possession of the property and the deed at time of closing. DEALER shall also furnish to DISTRIBUTOR copies of any easements, licenses or other documents affecting the property or dealership operations and shall assign any permits or licenses which are necessary for the use of the property or the conduct of such DEALER operations.

              DEALER also agrees to execute and deliver to DISTRIBUTOR instruments satisfactory to DISTRIBUTOR conveying title to all personal property, including leasehold interests, involved in the transfer or sale to DISTRIBUTOR. If any personal property is subject to any lien or charge of any kind, DEALER agrees to procure the discharge and satisfaction thereof prior to the transfer or sale of such property to DISTRIBUTOR.

    XXII. DEFENSE AND INDEMNIFICATION

          A.  DEFENSE AND INDEMNIFICATION BY DISTRIBUTOR AND/OR IMPORTER

              DISTRIBUTOR agrees to assume the defense of DEALER and to indemnify and hold DEALER harmless in any lawsuit naming DEALER as a defendant and involving any Toyota Product when the lawsuit also involves allegations of:

              1. Breach of warranty provided by FACTORY, IMPORTER or DISTRIBUTOR, bodily injury or property damage arising out of an occurrence allegedly caused solely by a defect in design, manufacture or assembly of a Toyota Product (except for tires not manufactured by FACTORY), provided that the defect could not reasonably have been discovered by DEALER during the pre-delivery service of the Toyota Product required under paragraph XV(A)(3) of this Agreement; or

              2. Any misrepresentation or misleading statement or unfair or deceptive trade practice of DISTRIBUTOR or IMPORTER; or

              3. Any substantial damage to a Toyota Product purchased by DEALER from DISTRIBUTOR which was repaired by DISTRIBUTOR and where DEALER had not been notified of such damage in writing prior to the delivery of the subject vehicle, part or accessory to a retail CUSTOMER; and

          Provided:

              4. That DEALER delivers to DISTRIBUTOR, in a manner to be designated by DISTRIBUTOR, within ten (10) days of the service of any summons or complaint, copies of such documents and request in writing a defense and/or indemnification therein (except as provided in paragraph XXII(D));

              5. That the complaint does not involve allegations of DEALER misconduct, including but not limited to, improper or unsatisfactory service or repair, misrepresentation, or any claim of DEALER's unfair or deceptive trade practice;

              6. That the Toyota Product which is the subject of the lawsuit was not altered by or for DEALER;

              7. That DEALER agrees to cooperate fully in the defense of such action as DISTRIBUTOR may reasonably require; and,

              8. That DEALER agrees that DISTRIBUTOR may offset any recovery on DEALER's behalf against any indemnification that may be required hereunder.

          B.  DEFENSE AND INDEMNIFICATION BY DEALER

              DEALER agrees to assume the defense of DISTRIBUTOR, IMPORTER and FACTORY and to indemnify and hold them harmless in any lawsuit naming DISTRIBUTOR, IMPORTER or FACTORY as a defendant when the lawsuit involves allegations of:

              1. DEALER's alleged failure to comply, in whole or in part, with any obligation assumed by DEALER pursuant to this Agreement;

              2. DEALER's alleged negligent or improper repairing or servicing of a new or used Toyota Motor Vehicle or equipment, or such other motor vehicles or equipment as may be sold or serviced by DEALER;

              3. DEALER's alleged breach of any contact or warranty other than that provided by DISTRIBUTOR, IMPORTER or FACTORY;

              4. DEALER's alleged misleading statements, misrepresentations, or deceptive or unfair trade practices;

              5. Any modification or alteration made by or on behalf of DEALER to a Toyota Product, except those made pursuant to the express instruction or with the express approval of DISTRIBUTOR or IMPORTER; and

          Provided:

              6. That DISTRIBUTOR, IMPORTER or FACTORY delivers to DEALER, within ten (10) days of the proper service of any summons or complaint, copies of such documents, and requests in writing a defense and/or indemnification therein (except as provided in paragraph XXII(D));

              7. That DISTRIBUTOR, IMPORTER or FACTORY agree to cooperate fully in the defense of such action as DEALER may reasonably require; and,

              8. That the complaint does not involve allegations of liability premised upon separate DISTRIBUTOR, IMPORTER or FACTORY conduct or omissions.

          C.  CONDITIONAL DEFENSE AND/OR INDEMNIFICATION

              In agreeing to defend and/or indemnify each other, DEALER and DISTRIBUTOR may make their agreement conditional on the continued existence of the state of facts as then known to such party and may provide for the withdrawal of such defense and/or indemnification at such time as facts arise which, if known at the time of the original request for a defense and/or indemnification, would have caused either DEALER or DISTRIBUTOR to refuse such request.

              The party withdrawing from its agreement to defend and/or indemnify shall give timely notice of its intent to withdraw. Such notice shall be in writing and shall be effective upon receipt. Moreover, the withdrawing party shall be responsible for all costs and expenses of defense up to the date of receipt of the notice of withdrawal.

          D.  THE EFFECT OF SUBSEQUENT DEVELOPMENTS

              In the event that subsequent developments in a case make clear that the allegations which initially precluded a request or an acceptance of a request for a defense and/or indemnification are no longer at issue therein or are without foundation, any party having a right to a defense and/or indemnification hereunder may tender such request for a defense and indemnification to the other party. Neither DEALER nor DISTRIBUTOR shall be required to agree to such subsequent request for a defense and/or indemnification where that party would be unduly prejudiced by such delay.

          E.  TIME TO RESPOND AND RESPONSIBILITIES OF THE PARTIES

              DEALER and DISTRIBUTOR shall have thirty (30) days from the receipt of a request for a defense and/or indemnification to conduct an investigation to determine whether or not, or under what conditions, it may agree to defend and/or indemnify pursuant to this paragraph. If local rules require a response to the complaint in the lawsuit prior to the time provided hereunder for a response to such request the requesting party shall take all steps necessary, including obtaining counsel, to protect its own interest in the lawsuit until DEALER or DISTRIBUTOR assumes the requested defense and/or indemnification. In the event that DEALER or DISTRIBUTOR agrees to assume the defense and/or indemnification of a lawsuit, such party shall have the right to engage and direct counsel of its own choosing and, except in cases where the request is made pursuant to paragraph XXII(D) herein, shall have the obligation to reimburse the requesting party for all reasonable costs and expenses, including attorney fees, incurred prior to such assumption.

   XXIII. GENERAL PROVISIONS

          A.  NEW DEALERS

              Both parties understand and agree that additional authorized Toyota dealers may be appointed in or near the primary area of responsibility served by DEALER when DISTRIBUTOR determines that new dealers are warranted, based upon such reasonable criteria as DISTRIBUTOR may establish in its sole discretion.

          B.  TAXES

              DEALER agrees that it shall be responsible for and shall duly pay all sales taxes, use taxes, excise taxes and other governmental or municipal charges imposed, levied or based upon the sale of Toyota Products by DISTRIBUTOR to DEALER and shall maintain accurate records of same for reporting purposes.

          C.  NOTICES

              Except as otherwise specifically provided herein, any notice required to be given by either party to the other under or in connection with this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested and shall be effective from the date of mailing. Notices to DEALER shall be directed to DEALER or its representative at DEALER's place of business identified herein. Notices to DISTRIBUTOR shall be directed to the president of DISTRIBUTOR at its place of business identified herein.

          D.  NO IMPLIED WAIVERS

              Any failure of either party at any time to require performance by the other party of any provision herein shall in no way affect the right of such party to require such performance at any time thereafter, nor shall any waiver by either party of a breach of any provision herein constitute a waiver of any succeeding breach of the same or any other provision, nor constitute a waiver of the provision itself.

          E.  DEALER NOT AN AGENT OR REPRESENTATIVE

              DEALER is an independently owned business entity. This agreement does not make DEALER the agent or legal representative of DISTRIBUTOR, IMPORTER or FACTORY for any purpose whatsoever. DEALER is not granted any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of DISTRIBUTOR, IMPORTER or FACTORY or to bind it in any manner whatsoever.

          F.  SOLE AGREEMENT OF THE PARTIES

              There are no other agreements or understandings, either oral or written, between the parties affecting this Agreement or relating to the sale or servicing of Toyota Products, except as otherwise specifically provided for or referred to in this Agreement.

              This Agreement cancels and supersedes all previous agreements between the parties relating to the subject matters covered herein.

              No change or addition to, or deletion of, any portion of this Agreement shall be valid or binding upon the parties hereto unless the same is approved in writing by an officer of each of the parties hereto.

          G.  NEW AND SUPERSEDING DEALER AGREEMENTS

              In the event any new and superseding form of dealer agreement is offered by DISTRIBUTOR to authorized Toyota dealers generally at any time prior to the expiration of the term of this Agreement, DISTRIBUTOR may, by written notice to DEALER, replace this Agreement with a new agreement in the new and superseding form for a term not less than the then unexpired term of this Agreement.

          H.  ASSIGNMENT OF RIGHTS OR DELEGATION OF DUTIES

              Except as provided in this Agreement, neither this Agreement nor the rights or obligations of either party hereunder may be sold, assigned, delegated or otherwise transferred without the written approval of the other party.

          I.  SEVERABILITY

              If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent found to be invalid, void or unenforceable, the remaining provisions and any application thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

          J.  RELEASE

              Because the success of the relationship between DISTRIBUTOR and DEALER depends upon the mutual understanding, cooperation, trust and confidence of both DISTRIBUTOR and DEALER, each party hereby releases the other from any and all claims, causes of action or otherwise that it may have against the other for money damages arising from any event occurring prior to the date of execution of this Agreement, except for any accounts payable by one party to the other as a result of the purchase of any Toyota Products, audit adjustments or reimbursement for any services. This release does not extend to claims which either party does not know or reasonably suspect to exist in its favor at the time of execution of this Agreement.

          K.  NO FRANCHISE FEE

              DEALER agrees and warrants that it has paid no fee, nor has it provided any goods or services in lieu of same, to DISTRIBUTOR in consideration of entering into this Agreement and that the sole consideration for DISTRIBUTOR's entering into this Agreement was DEALER's ability, integrity, assurance of personal services and expressed intention to deal fairly and equitably with DISTRIBUTOR and the public and any other promises recited herein.

    XXIV. DEFINITIONS

          The parties agree that the following terms, as used in this Agreement, shall be defined exclusively as set forth below.

          A. AGREEMENT: This Agreement consists of the Toyota Dealer Agreement entered into by DEALER and DISTRIBUTOR and includes the Standard Provisions. The various headings used in this Agreement are for organizational purposes only and in any case where the heading and the related text shall conflict, the text shall govern.

          B. AUTHORIZED TOYOTA DEALER: Dealers who are authorized by DISTRIBUTOR to sell and service Toyota Products, and to use the Toyota Marks in connection therewith, pursuant to a duly executed Toyota Dealer Agreement.

          C. DEALER FACILITIES: The buildings, improvements, fixtures and equipment situated at the approved DEALER locations.

          D. DEALER LOCATION: The location or locations, and any facilities located thereon, identified in paragraph VII which DISTRIBUTOR has approved for the dealership operations specified therein.

          E. DEALERSHIP OPERATIONS: All dealer functions contemplated by this Agreement. These include, without limitation, sale and servicing of Toyota Products, use and display of Toyota Marks, advertising and promotion of Toyota Products, rental and leasing of Toyota Motor Vehicles, sale of used cars, body shop work, and financing or insurance services, whether conducted directly or indirectly by DEALER.

          F. GENERAL MANAGER: The person identified in paragraph V of the Agreement.

          G. OWNER: The person(s) identified in paragraph IV of the Agreement.

          H. GENUINE TOYOTA PARTS OR ACCESSORIES: All Toyota parts, accessories and equipment manufactured by or on behalf of FACTORY or specifically approved by IMPORTER for use in servicing Toyota Motor Vehicles and sold by DISTRIBUTOR to authorized Toyota dealers.

          I. STANDARD PROVISIONS: The Standard Provisions are a part of all Toyota Dealer Agreements and are fully incorporated therein by the express provision of paragraph IX of the Agreement. The Standard Provisions commence with paragraph XIII to reflect continuity with the twelve paragraphs of the Agreement.

          J. TOYOTA MARKS: The various Toyota trademarks, service marks, names, logos and designs which DEALER is authorized by DISTRIBUTOR to use in the sale and servicing of Toyota Products.

          K.  TOYOTA MOTOR VEHICLES:   All automobiles, trucks, vans,
              cab/chassis or other motor vehicles which IMPORTER, in its sole discretion, sells to DISTRIBUTOR for resale to authorized Toyota dealers.

          L. TOYOTA PRODUCTS: All Toyota Motor Vehicles, parts, accessories and equipment which IMPORTER, in its sole discretion, sells to DISTRIBUTOR for resale to authorized Toyota dealers.

          M. TOYOTA WARRANTY POLICIES AND PROCEDURES MANUAL: The current publication issued by IMPORTER known as the Toyota Warranty Policies and Procedures Manual, as it may be revised or supplemented from time to time.